EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS FULL YEAR EPS OF $0.48; Q4 2010 EPS MORE THAN DOUBLE FROM Q4 2009.

Evansville, IN (February 28, 2011) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the fourth quarter of 2010 was $2.2 million, or $0.18 basic earnings per share ($0.17 diluted earnings per share) compared to net income of $1.1 million or $0.08 basic earnings per share ($0.08 diluted earnings per share) for the same quarter in 2009.  Net revenues for the fourth quarter of 2010 were 7% higher than the same quarter last year.  Sales growth is a result of continued focus on product innovation and brand marketing.   Net income for the full year 2010 was $6.1 million, or $0.48 basic earnings per share ($0.46 diluted earnings per share) compared to net income of $1.7 million, or $0.13 basic and diluted earnings per share for full year 2009.

In the Sporting Goods segment, net revenue increased 11.7% in 2010 compared to 2009 with growth coming from most sales channels.  The Company continues to aggressively pursue opportunities to increase revenue through introduction of new products, expansion of product distribution, and increased investment in consumer marketing.

Net revenue in the Information Security and Print Finishing business declined 11.1% in 2010 compared to 2009 primarily due to the continued weakness in the global office products channel and the government channel. The Company has widened its product range to improve its opportunities in the information security and print finishing markets.  Excluding the effect of changes in foreign exchange rates, 2010 sales were down 10.5% from 2009.

“We are pleased with the positive momentum we have built throughout 2010, including 7% top line growth for the fourth quarter.  This increased revenue, coupled with operational improvements, has yielded fourth quarter EPS of $0.18, which is more than double the same period last year,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc.  “The Escalade team has a passion for driving top line growth through a balanced strategy of product innovation and brand marketing.  Our goal is to be the market leader in each of our categories.  With our debt level at a five year low, we have improved flexibility to invest in new product development and other strategic growth initiatives.”

Mr. Keller further said, “As a reflection of Escalade’s ongoing focus to introduce new products and services to better meet the needs of our existing and potential customers, our historical description of the business conducted by Martin Yale Group as ‘Office Products’ has become too narrow and outdated.  We increasingly have been strategically focused on expanding the Martin Yale business to assist businesses and governments with their high security needs for handling sensitive customer, employee and business documents and information, in addition to Martin Yale’s traditional product offerings.  Going forward, we are referring to this business segment as ‘Information Security and Print Finishing’ which we believe more accurately describes this line of business today and into the future.”

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	25 December 2010	26 December 2009	25 December 2010	26 December 2009

NET SALES	$31,185	$29,042	$120,656	$115,999

OPERATING EXPENSES
Cost of goods sold	23,662	22,017	83,475	82,250
Selling and administrative	6,306	6,142	27,704	29,484
Long-lived asset impairment	—	—	—	—
Amortization	246	241	1,288	2,265

OPERATING INCOME	971	642	8,189	2,000

OTHER INCOME (EXPENSE)
Interest expense	(158)	(135)	(1,163)	(1,665)
Other income	1,464	1,073	2,050	2,270

INCOME BEFORE INCOME TAXES	2,277	1,580	9,076	2,605

PROVISION FOR INCOME TAXES	54	468	3,017	948

NET INCOME	$2,223	$1,112	$6,059	$1,657

PER SHARE DATA
Basic earnings per share	$0.18	$0.08	$0.48	$0.13
Diluted earnings per share	$0.17	$0.08	$0.46	$0.13
Average shares outstanding	12,775	12,654	12,726	12,632

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	25 December 2010	26 December 2009
ASSETS
Current assets	$55,010	$52,936
Property, plant & equipment – net	19,844	21,493
Other assets	27,302	26,594
Goodwill	25,397	26,215
Total	$127,553	$127,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,878	$43,248
Other liabilities	9,645	1,226
Stockholders’ equity	87,030	82,764
Total	$127,553	$127,238